Exhibit 99.1

Flexsteel Reports Strong Financial Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 18, 2015--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record fiscal year end net sales and net income.

Fiscal Year End Financial Highlights:

  Net sales increased 6.5% to $467 million.
  Net sales increased for sixth consecutive year.
  Adjusted net income increased 21.0% to $22 million, or 4.8% of net sales, primarily driven by top-line growth and improved margin.

For additional information regarding adjusted net income and adjusted earnings per share (non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

Net sales were $121 million for the quarter ended June 30, 2015, a 9.2% increase from the prior year quarter. For the fiscal year ended June 30, 2015, net sales were $467 million, an increase of 6.5%.

The following table compares net sales for the quarters ended June 30, (in millions):

	2015	2014	$ Change	% Change
Residential	$103.0	$93.4	$9.6	10.3
Commercial	18.3	17.7	0.6	3.4
Total	$121.3	$111.1	$10.2	9.2

The following table compares net sales for the fiscal years ended June 30, (in millions):

	2015	2014	$ Change	% Change
Residential	$393.1	$359.5	$33.6	9.3
Commercial	73.8	79.0	(5.2)	(6.6)
Total	$466.9	$438.5	$28.4	6.5

Gross margin as a percent of net sales for the quarter ended June 30, 2015 was 22.7% compared to 23.0% for the prior year quarter. For the fiscal year ended June 30, 2015, gross margin as a percent of net sales was 23.5% compared to 22.9% for the prior period. The improvement in gross margin for the fiscal year is primarily driven by declining inventory write downs.

Adjusted selling, general and administrative (SG&A) expenses was 15.6% of net sales in the current year quarter compared to 15.5% in the prior year quarter. For the fiscal year ended June 30, 2015, adjusted SG&A expenses were 16.1% of net sales compared to 16.3% of net sales in the prior period. The improvement in SG&A as a percentage of net sales for the fiscal year reflects fixed cost leverage on higher sales volume.

Net income was $5.8 million or $0.74 per share in the current year quarter compared to $5.6 million or $0.74 per share in the prior year quarter, an increase of 2.6%. Adjusted net income for the current quarter increased 10.6% to $5.9 million or $0.75 per share compared to $5.3 million or $0.70 per share in the prior year quarter. For the fiscal year ended June 30, 2015, net income was $22.3 million or $2.89 per share compared to $15.0 million or $2.00 per share in the prior fiscal year, an increase of 48.8%. Adjusted net income for the fiscal year ended June 30, 2015 increased 21.1% to $22.4 million or $2.90 per share compared to $18.5 million or $2.46 per share in the prior fiscal year.

Working capital (current assets less current liabilities) at June 30, 2015 was $120 million compared to $129 million at June 30, 2014. Changes in working capital include a decrease in cash of $20.9 million and increases in accounts receivable of $6.6 million, inventory of $15.9 million, short-term borrowings of $11.9 million and accounts payable of $2.5 million. During the current fiscal year, the Company utilized cash and borrowings to acquire and ready a distribution center in Edgerton, Kansas. The increase in inventory primarily supports anticipated increased sales volume in upholstered and case goods product categories. The increase in accounts receivable is due to the increase in sales volume and timing of collections. The increase in accounts payable is due to timing of payments. Capital expenditures were $37.4 million and dividend payments totaled $5.1 million for the fiscal year.

All earnings per share amounts are on a diluted basis.

Outlook

Due to existing strong order backlog and positive order trends the Company expects top line growth will continue in fiscal year 2016. Residential growth is expected from existing customers and products, and through expanding our product portfolio and customer base. The Company believes this growth will be led by increased demand for upholstered, ready-to-assemble, and case goods products. The Company anticipates sales of commercial products consistent with fiscal year 2015. The Company is confident in its ability to take advantage of market opportunities.

The Company continues to progress on two multi-year initiatives, designed to enhance customer experience and increase shareholder value. Consistent with its logistics strategy, the Company began operations in April 2015, as planned, at its Edgerton distribution facility after investing $32 million. The Company continues to develop its business information system requirements and expensed $0.6 million during the current fiscal year related to the project. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Operating capital expenditures are estimated to be $7 million for fiscal 2016. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30	June 30,
	2015	2014
ASSETS

CURRENT ASSETS:
Cash	$1,282	$22,176
Trade receivables, net	45,101	38,536
Inventories	113,842	97,940
Other	10,997	6,758
Total current assets	171,222	165,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	64,770	31,900
Other assets	8,627	12,903

TOTAL	$244,619	$210,213

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$18,329	$15,818
Notes payable – current	11,904	–
Accrued liabilities	21,087	20,948
Total current liabilities	51,320	36,766

LONG-TERM LIABILITIES:
Other long-term liabilities	6,552	6,712
Total liabilities	57,872	43,478

SHAREHOLDERS’ EQUITY	186,747	166,735

TOTAL	$244,619	$210,213

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2015	2014	2015	2014
NET SALES	$121,323	$111,129	$466,904	$438,543
COST OF GOODS SOLD	(93,744)	(85,614)	(357,044)	(338,280)
GROSS MARGIN	27,579	25,515	109,860	100,263
SELLING, GENERAL AND ADMINISTRATIVE	(18,997)	(16,713)	(75,688)	(71,727)
LITIGATION SETTLEMENT REIMBURSEMENTS (COSTS)	–	–	250	(6,250)
OPERATING INCOME	8,582	8,802	34,422	22,286
OTHER INCOME (EXPENSE):
Interest and other income	429	120	1,267	1,514
Interest expense	(41)	–	(130)	–
Total	388	120	1,137	1,514
INCOME BEFORE INCOME TAXES.	8,970	8,922	35,559	23,800
INCOME TAX PROVISION	(3,190)	(3,290)	(13,260)	(8,810)
NET INCOME	$5,780	$5,632	$22,299	$14,990
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,466	7,331	7,423	7,231
Diluted	7,766	7,655	7,708	7,511
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.77	$0.77	$3.00	$2.07
Diluted	$0.74	$0.74	$2.89	$2.00

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Fiscal Year Ended
	June 30,
	2015	2014
OPERATING ACTIVITIES:
Net income	$22,299	$14,990
Adjustments to reconcile net income to net cash Provided by (used in) operating activities:
Depreciation	4,945	4,197
Stock-based compensation expense	1,943	1,290
Deferred income taxes	605	(138)
Excess tax benefit from share-based payments	(817)	(1,357)
Change in provision for losses on accounts receivable	30	6
Gain on disposition of capital assets	(119)	(90)
Gain on life insurance policies	(745)	–
Other non-cash, net	(28)	42
Changes in operating assets and liabilities	(24,844)	(2,703)
Net cash provided by operating activities	3,269	16,237

INVESTING ACTIVITIES:
Net purchases of investments	(1,955)	(328)
Proceeds from sale of capital assets	1,611	98
Proceeds from life insurance policies	5,053	–
Capital expenditures	(37,268)	(4,187)
Net cash used in investing activities	(32,559)	(4,417)

FINANCING ACTIVITIES:
Dividends paid	(5,115)	(4,323)
Proceeds from issuance of common stock	790	2,388
Excess tax benefit from share-based payments	817	1,357
Proceeds from short-term notes payable	11,904	–
Net cash provided by (used in) financing activities	8,396	(578)

(Decrease) increase in cash	(20,894)	11,242
Cash at beginning of period	22,176	10,934
Cash at end of period	$1,282	$22,176

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the periods ended June 30th:

(in millions, net of income tax)	Quarter Ended		Fiscal Year Ended
	2015	2014	2015	2014
Net income	$5.8	$5.6	$22.3	$15.0
Defense costs, net of reimbursements	0.1	(0.3)	0.3	(0.4)
Settlement costs	–	–	(0.2)	3.9
Adjusted net income	$5.9	$5.3	$22.4	$18.5

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the periods ended June 30:

	Quarter Ended		Fiscal Year Ended
	2015	2014	2015	2014
Diluted EPS of common stock	$0.74	$0.74	$2.89	$2.00
Defense costs, net of reimbursement	0.01	(0.04)	0.03	(0.06)
Settlement costs	–	–	(0.02)	0.52
Adjusted diluted EPS of common stock	$0.75	$0.70	$2.90	$2.46

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer